DULUTH HOLDINGS INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is executed as of March 23, 2026, by and between Duluth Holdings Inc., a Wisconsin corporation (the “Company”), and Stephanie Pugliese (the “Executive”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Company has established the 2024 Equity Incentive Plan of Duluth Holdings Inc. (the “Plan”) with the approval of the shareholders of the Company; and

WHEREAS, the Executive has been granted Restricted Stock under the Plan subject to the terms and conditions provided in this Agreement and the Plan.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

Provisions of Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan. A copy of the Plan will be delivered to the Executive upon reasonable request.

Terms of Award. The Executive has been granted 730,159 shares of Restricted Stock under the Plan. The Committee has determined that the Restricted Period for 33% percent of such shares (243,386 shares) shall end on March 23, 2027, the first anniversary of the date of the grant of the Restricted Stock, 33% percent of such shares (243,386 shares) shall end on March 23, 2028, the second anniversary of the date of the grant of the Restricted Stock, and 34% percent of such shares (243,387 shares) shall end on March 23, 2029, the third anniversary of the date of the grant of the Restricted Stock. Any of the Restricted Stock that has not become vested shall be referred to herein as “Unvested Stock.” In the event the Executive’s employment with the Company is terminated for any reason, the Executive shall forfeit all Unvested Stock and all of such Unvested Stock shall revert to the Company. All Unvested Stock that has not been previously forfeited shall be deemed to be fully vested upon a Change in Control. Notwithstanding the foregoing, if the Executive’s service with the Company ends prior to the expiration of the Period of Restriction due to his or her death or Disability, all restrictions applicable to any Restricted Stock granted under this Agreement shall immediately lapse.

Dividends and Voting Rights. The Executive shall be entitled to receive any dividends that become payable with respect to such shares of Restricted Stock and shall be entitled to voting rights with respect to such shares of Restricted Stock.

Restrictive Covenant Agreement. By execution of this Agreement, the Executive agrees that the Executive and such shares of Restricted Stock shall be bound by the terms and restrictions of the Restrictive Covenant Agreement attached hereto as Exhibit A. As a condition to the award of such shares of Restricted Stock hereunder, the Executive shall execute the Restrictive Covenant Agreement, dated as of even date herewith.

Compliance with Laws and Regulations. The issuance and transfer of Shares in accordance with this Agreement and the Plan will be subject to compliance by the Company and Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which Shares may be listed at the time of such issuance or transfer. The Company shall have the right to delay the issue or delivery of any Shares under the Plan until (i) the completion of such registration or qualification of such Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (ii) receipt from the Executive of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification.

Taxes. The Company may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Restricted Stock or any payments in connection with the Restricted Stock, and the Company may defer making delivery of any Restricted Stock or Shares in respect of Restricted Stock until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement, or withholding obligation. The Executive may, at his or her election, satisfy his or her obligation for payment of required tax withholding by having the Company retain a number of Shares having an aggregate Fair Market Value on the date the Shares are withheld equal to the amount of the required tax withholding.

No Right to Service. The granting of Restricted Stock under this Agreement shall not be construed as granting to the Executive any right with respect to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement providing for a single grant of shares of Restricted Stock; and any counterpart may be delivered to another party by e-mail or facsimile transmission. A facsimile (“fax”) signature to this Agreement, or a signature to this Agreement electronically transmitted in “pdf” format or by email, shall be considered a binding signature and shall have the same force and effect as an original signature.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date and year first above written.

DULUTH HOLDINGS INC.

By: /s/ David Homolka

Name: David Homolka

Its: SVP Talent Retail AP CC

The undersigned Executive hereby accepts the foregoing grant of Restricted Stock and agrees to the several terms and conditions hereof and of the Plan.

/s/ Stephanie Pugliese

Stephanie Pugliese, Executive

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between Stephanie Pugliese (“Executive”) and Duluth Holdings Inc. (the “Company”).

RECITALS

A.                  As a condition of and in consideration for the Company’s award of Class B common stock to Executive pursuant to that certain Restricted Stock Agreement dated March 23, 2026 Executive has agreed to execute and be bound by the terms of this Agreement.

B.                   During Executive’s employment with the Company, Executive has personally generated and been entrusted with, and will continue to personally generate and be entrusted with, information, ideas and materials which are the Company’s confidential and proprietary property, including, without limitation, trade secrets, confidential financial information, product designs, product costs, marketing information and information related to other confidential and proprietary matters of the Company.

C.                   The Company has expended and will continue to expend substantial time, effort and money to protect such confidential and proprietary Company property, to service its customers and prospective customers and to provide Executive the opportunity and the resources to extend the goodwill of the Company.

D.                  By entering into this Agreement, Executive acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights, including the protection of the Company’s confidential and proprietary property and its customer relationships.

E.                   By entering into this Agreement, Executive further acknowledges and agrees that the restrictions imposed by this Agreement will not prevent him/her from earning a living in the event of, and after, the end, for whatever reason, of his/her employment with the Company.

AGREEMENT

In consideration of the award of Class B common stock and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1.                    Confidentiality Obligations.

1.1                 During Employment. While Executive is employed by the Company, Executive will not directly or indirectly use or disclose any Confidential Information or Trade Secret of the Company, except in the interest and for the benefit of the Company.

1.2                 Trade Secrets Post-Employment. After the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secret of the Company.

1.3                 Confidential Information Post-Employment. For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information of the Company.

1.4                 General Skills and Knowledge. Nothing in this Agreement shall prevent Executive, after the end of employment with the Company, from using general skills and knowledge gained while employed by the Company.

1.5                 Trade Secret Law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding, provided that, Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

2.                    Non-Competition During Employment. While Executive is employed by the Company, Executive will not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert business from the Company anywhere the Company does business.

3.                    Post-Employment Restricted Services Obligation. For a period of twelve (12) months following the end, for whatever reason, of Executive’s employment with the Company, Executive agrees not to directly or indirectly provide Restricted Services to any Competitor in the Territory.

4.                    Non-Solicitation of Restricted Persons. While Executive is employed by the Company, and for a period of twelve (12) months immediately following the end, for whatever reason, of Executive’s employment with the Company, Executive shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.

5.                    Business Idea Rights.

5.1                 Assignment. The Company will own, and Executive hereby assigns and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops either alone or working with others while Executive is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States copyright law.

5.2                 Disclosure. While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

5.3                 Execution of Documentation. Executive, at any time during or after the term of his/her employment with the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.                    Return of Property. Upon the end, for whatever reason, of Executive’s employment with the Company or upon request by the Company at any time, Executive shall immediately return to the Company all property, documents, records, and materials belonging and/or relating to the Company, all passwords and/or access codes to such Company property, and all copies of all such materials. Upon the end, for whatever reason, of Executive’s employment with the Company or upon request by the Company at any time, Executive further agrees to destroy such records maintained by him/her on his/her own computer equipment and to certify in writing, at the Company’s request, that such destruction has occurred.

7.                    Definitions.

7.1                 Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers and suppliers that is not known generally to the public or the Company’s competitors. Confidential Information includes but is not limited to: (i) strategic plans, budgets, forecasts, financial information, inventions, product designs and specifications, material specifications, materials sourcing information, product costs, information about products under development, research and development information, production processes, equipment design and layout, customer lists, information about orders from and transactions with customers, sales and marketing information, strategies and plans, pricing information; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company.

7.2                 Trade Secret. The term “Trade Secret” has that meaning set forth under applicable law.

7.3                 Exclusions. Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Executive to have been known by him/her prior to his/her employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of his/her employment without use of Confidential Information or Trade Secrets of the Company.

7.4                 Restricted Services. The term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

7.5                 Competitor. The term “Competitor” means Carhartt, Inc., L.L. Bean, Inc., Cabela’s Inc., Columbia Sportswear Company, Lands’ End, Inc., VF Corporation, and any and all of their respective affiliates and successors. In addition, the term “Competitor” shall mean any corporation, partnership, association, or other person or entity that engages in any business which, at any time during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company, and regardless of business format (including, but not limited to, department stores, specialty stores, discount stores, direct marketing, or electronic commerce): (i) marketed, manufactured, or sold men’s or women’s casual wear, work wear, base layer or accessories of the type marketed, manufactured or sold by the Company during the eighteen (18) month period immediately prior to the end of the Executive’s employment with the Company and (ii) had combined annual revenues in excess of $100 million.

7.6                 Territory. The term “Territory” shall mean the United States of America and Canada.

7.7                 Restricted Person. The term “Restricted Person” means an employee of the Company who (i) at the time of the solicitation, is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) is an employee with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge, in each case, in connection with Executive’s employment with the Company and during the 18 month period immediately prior to the end of Executive’s employment with the Company.

7.8                 Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

8.                    Executive Disclosures and Acknowledgments.

8.1                 Confidential Information of Others. Executive certifies that Executive has not, and will not, disclose or use during Executive’s time as an employee of the Company, any confidential information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Company. All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Executive has entered into which restrict Executive’s ability to perform any services as an employee for the Company are listed below under the heading List of Prior Obligations.

8.2                 Prospective Employers. Executive agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential or future employers.

9.                    Miscellaneous.

9.1                 Binding Effect. This Agreement binds Executive’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.

9.2                 Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence and understandings, whether oral or written, between Executive and the Company with respect to the subject matter addressed in this Agreement are merged in it and superseded by it, provided; however, nothing provided herein shall supersede the terms of any existing non-disclosure, non-competition or non-solicitation covenant or agreement, which shall remain in full force and effect pursuant to its terms and, in the event of a conflict between such covenant or agreement and this Agreement, the provision of the agreement which is both enforceable and most protective of the Company’s interests shall control. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

9.3                 Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

9.4                 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Wisconsin.

9.5                 Consideration. Execution of this Agreement is a condition of Executive’s award of Class B common stock pursuant to that certain Restricted Stock Agreement dated March 23, 2026 and constitutes the consideration for Executive’s undertakings hereunder. Executive acknowledges and agrees that execution of this Agreement is not a condition of Executive’s continued employment with the Company.

9.6                 Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.

9.7                 Terminable-At-Will. Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time for any or no reason with or without notice.

9.8                 Jurisdiction and Venue. Executive and the Company agree that all disputes between them regarding this Agreement, including, without limitation, all disputes involving claims for interpretation, breach or enforcement of this Agreement, shall be litigated exclusively in the State of Wisconsin Circuit Court for Dane County or the United States District Court for the Western District of Wisconsin, and both parties irrevocably consent to, and waive any challenge to, the jurisdiction of, and venue in, such courts.

9.9                 Retained Rights. Nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Moreover, nothing in this Agreement shall be deemed to require the Company’s prior approval of such communication. Furthermore, nothing in this Agreement requires Executive to refrain from disclosing or discussing information related to sexual assault or sexual harassment disputes that arise after the date Executive signs this Agreement. Finally, this Agreement shall not interfere with, restrain, or prevent Executive’s participation in concerted activity protected by the National Labor Relations Act, including any employee communications regarding wages, hours, or other terms and conditions of employment.

List of Prior Obligations

__________________________________________________

__________________________________________________

Stephanie Pugliese, EXECUTIVE

/s/ Stephanie Pugliese

DATE: 3/24/2026 | 12:51 PM CDT

DULUTH HOLDINGS INC.

By: /s/ David Homolka

Name: David Homolka

Its: SVP Talent Retail AP CC

Date: March 23, 2026